Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2024 (June 4, 2024 as to the change in reportable segment measure described in Note 4), relating to the consolidated financial statements of Resideo Technologies, Inc. and subsidiaries (the “Company”), and our report dated February 14, 2024 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Current Report on Form 8-K of Resideo Technologies, Inc. filed on June 4, 2024.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 14, 2024